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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                             (Amendment No. ___ )*



                              CAPITAL TRUST, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   14052H100
                                --------------
                                (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Note: This statement is being filed to correct the statement of beneficial ownership on Schedule 13G dated February 8, 1999 and Amendment No. 1 thereto dated February 26, 1999 filed by the reporting persons inadvertently as relating to the securities Capital Trust (the "Trust"), an entity related to the Issuer, and to report correctly the reporting persons' beneficial ownership of the Issuer's securities. The reporting persons did not at the time those statements were filed and do not as of the date hereof own beneficially 5% or more of the Trust's securities. Rather, the reporting persons were and are beneficial owners of the Issuer's securities. The reporting persons have made an exit filing relating to securities of the Trust to reflect the fact that they are not beneficial owners of 5% or more of the securities of the Trust.

                               Page 1 of 8 pages
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------------------------                               ------------------------
CUSIP No. 14052H100                 13G                Page 2 of 8 Pages
------------------------                               ------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Wanger Asset Management, L.P. 36-3820584

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2    Not Applicable                                            (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,837,300
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,837,300
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,837,300
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      10.01%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA

------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                               ------------------------
CUSIP No. 14052H100                 13G                Page 3 of 8 Pages
------------------------                               ------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Wanger Asset Management, Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2    Not Applicable                                            (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,837,300
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,837,300
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,837,300
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      10.01%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                               ------------------------
CUSIP No. 14052H100                 13G                Page 4 of 8 Pages
------------------------                               ------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Acorn Investment Trust

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2    Not Applicable                                            (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,375,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,375,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,375,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.49%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IV

------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)  Name of Issuer:

           Capital Trust, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:

           605 Third Avenue, 26th Floor
           New York, NY  10016

Item 2(a)  Name of Person Filing:

           Wanger Asset Management, L.P. ("WAM")
           Wanger Asset Management Ltd., the general partner of WAM ("WAM LTD.") Acorn Investment Trust ("Acorn")


Item 2(b)  Address of Principal Business Office:

           WAM, WAM LTD. and Acorn are all located at:
           227 West Monroe Street, Suite 3000
           Chicago, Illinois 60606

Item 2(c)  Citizenship:

           WAM is a Delaware limited partnership.
           WAM LTD. is a Delaware corporation.
           Acorn is a Massachusetts business trust.


Item 2(d)  Title of Class of Securities:

           Common Stock

Item 2(e)  CUSIP Number:

           14052H100

Item 3     Type of Person:

           (d) Acorn is an Investment Company registered under section 8 of the Investment Company Act of 1940.

           (e)  WAM is an Investment Adviser registered under section
                203 of the Investment Advisers Act of 1940; WAM LTD. is the General Partner of the Investment Adviser.

                               Page 5 of 8 pages
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Item 4     Ownership (at May 31, 1999):


           (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                1,837,300 shares

           (b) Percent of class:

                10.01%

           (c) Number of shares as to which such person has:

                 (i)     sole power to vote or to direct the vote: none
                 (ii)    shared power to vote or to direct the vote: 1,837,300
                 (iii)   sole power to dispose or to direct the disposition of:
                          none
                 (iv)    shared power to dispose or to direct disposition of:
                          1,837,300


Item 5     Ownership of Five Percent or Less of a Class:

               Not Applicable

Item 6     Ownership of More than Five Percent on Behalf of Another Person:

               The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM LTD. are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to receive all dividends from, and all proceeds from the sale of, shares reported herein to the extent more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

               Not Applicable

Item 8     Identification and Classification of Members of the Group:

               Not Applicable

Item 9     Notice of Dissolution of Group:

               Not Applicable

                               Page 6 of 8 pages
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Item 10    Certification:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                               Page 7 of 8 pages
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                                   Signature
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  June 8, 1999

               The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                 WANGER ASSET MANAGEMENT, LTD.
                                   for itself and as general partner of
                                   WANGER ASSET MANAGEMENT, L.P.


                                 By:  /s/ Bruce H. Lauer
                                      --------------------
                                      Bruce H. Lauer
                                      Vice President


               The undersigned, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                 ACORN INVESTMENT TRUST


                                 By:  /s/ Bruce H. Lauer
                                    --------------------
                                      Bruce H. Lauer
                                      Vice President and Treasurer


                               Page 8 of 8 pages